Exhibit 10.1

INCREASE JOINDER, dated as of August 22, 2012 (this “Increase Joinder”), with respect to the Fifth Amended and Restated Credit Agreement, dated as of March 4, 2010, as amended by Amendment Agreement No. 1, dated as of May 26, 2010, as further amended by Amendment Agreement No. 2, dated as of May 2, 2011, as further amended by Amendment Agreement No. 3, dated as of December 15, 2011 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among REGENCY GAS SERVICES LP, a Delaware limited partnership, REGENCY ENERGY PARTNERS LP, a Delaware limited partnership, the Subsidiary Guarantors, the Lenders, WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), WELLS FARGO BANK, N.A. and Bank of America, as issuing banks (each in such capacity, the “Issuing Bank”), WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association) as swingline lender (in such capacity, the “Swingline Lender”), and the other arrangers and agents party thereto.

A.           Section 2.19(a) of the Credit Agreement provides that Borrower may, from time to time, request Incremental Revolving Commitments and/or Incremental Term Loan Commitments in an aggregate amount not to exceed $250.0 million, subject to adjustments as set forth therein and subject to the terms and conditions set forth therein.

B.           Borrower desires to incur Incremental Revolving Commitments pursuant to Section 2.19(a) of the Credit Agreement in an aggregate principal amount of $250.0 million (the “Incremental Facility”), which will be used by Borrower and its subsidiaries from time to time in accordance with Section 5.08 of the Credit Agreement.

C.           The lenders identified as “Incremental Revolving Lenders” on the signature pages hereto (the “Incremental Revolving Lenders”) desire to provide Incremental Revolving Commitments in the several amounts set forth on Schedule A hereto.

D.           Pursuant to Section 2.19(c) of the Credit Agreement, Borrower and the Administrative Agent may, without the consent of any other Lenders, effect amendments to the Credit Agreement and other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of such section.

E.           Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

In consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

SECTION 1. Increase Joinder.

(a) This Increase Joinder is an “Increase Joinder” referred to in Section 2.19(c) of the Credit Agreement.  Borrower, the Administrative Agent and the Incremental Revolving Lenders hereby agree that the Incremental Revolving Commitments shall become effective upon the satisfaction of the conditions set forth in Section 2 hereof (the date on which such conditions are satisfied, the “Increase Effective Date”).

(b) Borrower, the Administrative Agent and the Incremental Revolving Lenders hereby agree that the Incremental Revolving Commitments shall have terms identical to those of the existing Revolving Commitments (other than with respect to upfront fee pricing) and rank pari passu in right of payment and right of security in respect of the Collateral with the existing Revolving Commitments. After giving effect hereto on the Increase Effective Date, the Incremental Revolving Commitments shall be deemed to be Revolving Commitments and the Revolving Commitments shall be deemed increased by the amount of the Incremental Facility.  Each Incremental Revolving Lender’s several Incremental Revolving Commitment shall be in the amount set forth on Schedule A hereto.

(c) After giving effect hereto on the Increase Effective Date, there shall be $0 of further capacity to effectuate Incremental Revolving Commitments and/or Incremental Term Loan Commitments pursuant to Section 2.19(a) of the Credit Agreement.

SECTION 2. Conditions Precedent.  The occurrence of the Increase Effective Date is subject to the following conditions:

(a) the Administrative Agent shall have received signature pages for this Increase Joinder from Borrower and the Incremental Revolving Lenders;

(b) Borrower shall deliver or cause to be delivered a legal opinion of counsel to Borrower, together with any additional legal opinions or other documents reasonably requested by the Administrative Agent in connection herewith;

(c) the Administrative Agent shall have received from Borrower a certificate, executed by the secretary of Borrower (or such other officer as may be acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent, attaching a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar body) of Borrower (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Increase Joinder and the related transactions;

(d) Borrower shall have provided written notice of their request for the Incremental Facility, which notice shall include all such information required by Section 2.19(a) of the Credit Agreement and shall have been delivered to the Administrative Agent at least 10 Business Days prior to the Increase Effective Date;

(e) the conditions set forth in Section 2.19(b) of the Credit Agreement shall have been satisfied and the Administrative Agent shall have received from Borrower a certificate certifying to that effect, executed by the secretary of Borrower (or such other officer as may be acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent;

(f) Borrower shall have paid all amounts owed pursuant to Section 8 hereof;

(g) Borrower shall have paid to the Administrative Agent, for the benefit of each Incremental Revolving Lender, a fee equal to 0.15% of the aggregate amount of each such Incremental Revolving Lender’s Incremental Revolving Commitment on the Increase Effective Date; and Borrower shall have paid to Wells Fargo Securities, LLC, as lead arranger with respect to this Increase Joinder, such fees as Borrower and Wells Fargo Securities, LLC have separately agreed to;

(h) Borrower shall have prepaid all Revolving Loans outstanding immediately prior to the Increase Effective Date in accordance with the terms of the Credit Agreement (it being understood and agreed that Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders (including the Incremental Revolving Lenders) ratably in accordance with their Revolving Commitments immediately after giving effect to this Increase Joinder); and

(i) the Administrative Agent shall be satisfied that, on and as of the Increase Effective Date, the Revolving Commitments shall have increased by at least $150.0 million pursuant to this Increase Joinder.

SECTION 3. Post-Closing Obligations.  Within 60 days of the Increase Effective Date, or such later date as the Collateral Agent shall agree in its sole discretion, the Collateral Agent shall have received:

(a) with respect to each Mortgaged Property for which the Collateral Agent concludes in its sole discretion that an amendment to the Mortgage encumbering such Mortgaged Property (each a “Mortgage Amendment”) is necessary or desirable, a Mortgage Amendment duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(b) with respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to the Collateral Agent and each of the Lenders and be dated as of the Increase Effective Date, (y) shall cover the enforceability of the Mortgages as amended by the respective Mortgage Amendments and such other matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Collateral Agent;

(c) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments referred to above; and

(d) with respect to each Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property.

SECTION 4. Representations and Warranties.  Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

(a) This Increase Joinder is within Borrower’s organizational powers and has been duly authorized by all necessary organizational action on the part of Borrower.  This Increase Joinder has been duly executed and delivered by Borrower and constitutes, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  This Increase Joinder will not violate any Requirement of Law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.

(b) After giving effect to this Increase Joinder, the representations and warranties set forth in Article III of the Credit Agreement or in any Loan Document are true and correct in all material respects (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(c) After giving effect to this Increase Joinder, no Default or Event of Default has occurred or is continuing.

SECTION 5. Credit Agreement.  Except as specifically provided hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  After the Increase Effective Date, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as modified hereby.  This Increase Joinder shall be a Loan Document for all purposes.

SECTION 6. Applicable Law.  This Increase Joinder shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SECTION 7. Counterparts.  This Increase Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.  Delivery of an executed signature page of this Increase Joinder by facsimile or “pdf file” transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. Expenses.  Borrower agrees to reimburse the Administrative Agent for the reasonable out-of-pocket expenses incurred by it in connection with this Increase Joinder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, and of local counsel to the Administrative Agent.

SECTION 9. Headings.  The Section headings used herein are for convenience of reference only, are not part of this Increase Joinder and are not to affect the construction of, or to be taken into consideration in interpreting, this Increase Joinder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Increase Joinder to be duly executed by their respective authorized officers as of the day and year first written above.

REGENCY GAS SERVICES LP, By: Regency OLP GP LLC, its general partner
By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Vice President

Regency — Increase Joinder

WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association), as Administrative Agent, Collateral Agent and a Lender
By:	/s/ Larry Robinson
Name: Larry Robinson
Title: Director

Regency — Increase Joinder

______________________________________, as an Incremental Revolving Lender

By:

Name:

Title:

Regency — Increase Joinder

Schedule A

Incremental Revolving Commitments

Institution	Incremental Allocation
Wells Fargo Bank, N.A	$20,000,000
Bank of America, N.A.	$20,500,000
The Royal Bank of Scotland plc	$20,500,000
Barclays Pank plc	$12,000,000
Morgan Stanley, Bank, N.A.	$12,000,000
JP Morgan Chase Bank, N.A.	$20,000,000
SunTrust Bank	$30,000,000
Citibank, N.A.	$15,000,000
The Bank of Nova Scotia	$10,000,000
UBS Loan Finance LLC	$10,000,000
Natixis	$30,000,000
Compass Bank	$10,000,000
Deutsche Bank Trust Company Americas	$10,000,000
Comerica Bank	$10,000,000
Amegy Bank, N.A.	$10,000,000
Captial One, N.A.	$10,000,000
TOTAL	$250,000,000